Exhibit 99.1

NEWS RELEASE

FINANCIAL NEWS BRIEF

October 24, 2023

For Immediate Release

Vicor Corporation Reports Results for the Third Quarter Ended September 30, 2023

Andover, Mass., October 24, 2023 (GLOBE NEWSWIRE) — Vicor Corporation (NASDAQ: VICR) today reported financial results for the third quarter ended September 30, 2023. These results will be discussed later today at 5:00 p.m. Eastern Time, during management’s quarterly investor conference call. The details for the call are below.

Revenues for the third quarter ended September 30, 2023 totaled $107.8 million, a 4.6% increase from $103.1 million for the corresponding period a year ago, and a 1.0% sequential increase from $106.7 million in the second quarter of 2023.

Gross margin increased to $55.9 million for the third quarter of 2023, compared to $47.0 million for the corresponding period a year ago, and increased sequentially from $55.2 million for the second quarter of 2023. Gross margin, as a percentage of revenue, increased to 51.8% for the third quarter of 2023, compared to 45.5% for the corresponding period a year ago, and from 51.7% for the second quarter of 2023.

Net income for the third quarter was $16.6 million, or $0.37 per diluted share, compared to net income of $1.8 million or $0.04 per diluted share, for the corresponding period a year ago and net income of $17.1 million, or $0.38 per diluted share, for the second quarter of 2023.

Cash flow from operations totaled $23.8 million for the third quarter, compared to cash flow from operations of $6.6 million for the corresponding period a year ago, and cash flow from operations of $19.0 million in the second quarter of 2023. Capital expenditures for the third quarter totaled $7.7 million, compared to $14.4 million for the corresponding period a year ago and $8.5 million for the second quarter of 2023. Cash and cash equivalents as of September 30, 2023 increased 11.8% sequentially to approximately $227.8 million compared to approximately $203.8 million as of June 30, 2023.

Backlog for the third quarter ended September 30, 2023 totaled $174.7 million, a 53.0% decrease from $371.6 million for the corresponding period a year ago, and 19.6% sequential decrease from $217.3 million at the end of the second quarter of 2023.

Commenting on third quarter performance, Chief Executive Officer Dr. Patrizio Vinciarelli stated: “While Q3 bookings remained weak, I am pleased with progress made with our ChiP foundry and our 5G product line.”

“Competitive AI platforms will soon require higher current density and Vertical Power Delivery (“VPD”). Our investment in the world’s first ChiP foundry and 5G power system capability anticipated the evolving requirements of AI power systems, as reflected in recent customer engagements. With its intellectual property and ChiP capacity, Vicor is uniquely positioned to diversify and expand its share of the AI power system market.”

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Tuesday, October 24, 2023 at 5:00 p.m. Eastern Time. Vicor encourages investors and analysts who intend to ask questions via the conference call to register with BT Conferencing, the service provider hosting the conference call. Those registering on BT Conferencing’s website will receive a webinar link and dial-in numbers. Registration may be completed at any time prior to 5:00 p.m. on October 24, 2023. Telephone participants who are unable to register should dial 833-954-8887, followed by access code 26335689205 and passcode 64954586, before 5:00 p.m. (Eastern) on October 24, 2023. For those parties interested in listen-only mode, the conference call will be webcast via a link that will be posted on the Investor Relations page of Vicor’s website prior to the conference call. Please access the website at least 15 minutes prior to the conference call to register and, if necessary, download and install any required software. For those who cannot participate in the live conference call, a webcast replay of the conference call will also be available on the Investor Relations page of Vicor’s website.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2022, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures, and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products to the power systems market, including enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, vehicles and transportation, and aerospace and defense electronics.

For further information contact:

James F. Schmidt, Chief Financial Officer

Office: (978) 470-2900

Email: invrel@vicorpower.com

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED (Unaudited)		NINE MONTHS ENDED (Unaudited)
	SEPT 30, 2023	SEPT 30, 2022	SEPT 30, 2023	SEPT 30, 2022
Net revenues	$107,844	$103,118	$312,407	$293,586
Cost of revenues	51,966	56,148	154,822	162,166

Gross margin	55,878	46,970	157,585	131,420

Operating expenses:
Selling, general and administrative	22,422	22,719	63,020	61,322
Research and development	17,752	14,747	50,556	44,516
Litigation-related	—	6,500	—	6,500

Total operating expenses	40,174	43,966	113,576	112,338

Income from operations	15,704	3,004	44,009	19,082
Other income (expense), net	1,917	(568)	5,643	(322)

Income before income taxes	17,621	2,436	49,652	18,760
Less: Provision for income taxes	1,038	641	4,716	1,395

Consolidated net income	16,583	1,795	44,936	17,365
Less: Net income (loss) attributable to noncontrolling interest	1	3	9	(19)

Net income attributable to Vicor Corporation	$16,582	$1,792	$44,927	$17,384

Net income per share attributable to Vicor Corporation:
Basic	$0.37	$0.04	$1.01	$0.40
Diluted	$0.37	$0.04	$1.00	$0.39

Shares outstanding:
Basic	44,433	44,031	44,275	43,986
Diluted	45,187	44,898	45,000	44,906

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(Thousands)

	SEPT 30, 2023 (Unaudited)	DEC 31, 2022 (Unaudited)
Assets

Current assets:
Cash and cash equivalents	$227,784	$190,611
Accounts receivable, net	62,638	65,429
Inventories	104,570	101,410
Other current assets	3,975	5,154

Total current assets	398,967	362,604

Long-term deferred tax assets	341	280
Long-term investment, net	2,611	2,622
Property, plant and equipment, net	170,596	166,009
Other assets	11,620	5,386

Total assets	$584,135	$536,901

Liabilities and Equity

Current liabilities:
Accounts payable	$14,146	$22,207
Accrued compensation and benefits	11,534	10,849
Accrued expenses	5,438	8,613
Accrued litigation	6,500	6,500
Sales allowances	2,553	1,661
Short-term lease liabilities	1,698	1,450
Income taxes payable	1,046	72
Short-term deferred revenue and customer prepayments	3,618	13,197

Total current liabilities	46,533	64,549

Long-term deferred revenue	1,380	145
Long-term income taxes payable	848	862
Long-term lease liabilities	6,590	7,009

Total liabilities	55,351	72,565

Equity:
Vicor Corporation stockholders’ equity:
Capital stock	380,714	360,924
Retained earnings	288,006	243,079
Accumulated other comprehensive loss	(1,245)	(988)
Treasury stock	(138,927)	(138,927)

Total Vicor Corporation stockholders’ equity	528,548	464,088
Noncontrolling interest	236	248

Total equity	528,784	464,336

Total liabilities and equity	$584,135	$536,901